Exhibit 99.1

Independence Realty Trust Appoints Lisa Washington to Board of Directors

PHILADELPHIA – (BUSINESS WIRE) – January 5, 2021 — Independence Realty Trust, Inc. (NYSE: IRT) (“IRT”) announced today the appointment of Lisa Washington as an independent director to IRT’s Board of Directors, effective January 5, 2021. The appointment increases the size of the Board from six to seven directors.

“Lisa brings to IRT her expertise as an accomplished legal executive and corporate officer,” said Scott Schaeffer, IRT’s Chairman and CEO. “Lisa has more than 25 years of experience in corporate governance and public company compliance. She will add a valuable perspective to our company and be an important contributor as IRT continues to grow and deliver value for our stakeholders.”

“The appointment represents IRT’s ongoing commitment to Board refreshment, ensuring diversity of thought and experience. Lisa is our third new board member over the past three years and joins fellow directors who have been invaluable in their stewardship of IRT.”

Since September 2019, Ms. Washington has served as Chief Legal Officer and a Senior Vice President of WSFS Financial Corporation (NASDAQ: WSFS), the financial services holding company of Wilmington Savings Fund Society, a community bank headquartered in Delaware and the greater Philadelphia region. Prior to this role, Ms. Washington was the Chief Legal Officer and Secretary of Atlas Energy Group, LLC, an energy exploration and production company. Earlier in her career, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP and a litigation associate at Fox Rothschild LLP, both in Philadelphia.

In addition, Ms. Washington is active in community service, serving as Chair of the Board of JEVS Human Services, Inc., a not-for-profit social service organization focused on enhancing the employability, independence, and quality of life of individuals through a broad range of programs, and is also a Board Member and Secretary of the Rosenbach Museum & Library in Philadelphia.

Ms. Washington holds a J.D. from the University of Pennsylvania Law School, an M.B.A. in Public Policy and Finance from The Wharton School, and an A.B. in Comparative Literature from Princeton University.

About Independence Realty Trust, Inc.

Independence Realty Trust (NYSE: IRT) is a real estate investment trust that owns and operates multifamily apartment properties across non-gateway U.S. markets, including Atlanta, Louisville, Memphis, and Raleigh. IRT’s investment strategy is focused on gaining scale within key amenity rich submarkets that offer good school districts, high-quality retail and major employment centers. IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Independence Realty Trust, Inc.

Edelman Financial Communications & Capital Markets

Ted McHugh and Lauren Torres

917-365-7979

IRT@edelman.com